EXHIBIT 23.1


Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 1998, except as to Note 11, as to which the date was March 26, 1998, on our audits (originally signed as Coopers & Lybrand L.L.P.) of the consolidated financial statements of Apex PC Solutions, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in Apex PC Solutions, Inc.'s Annual Report on Form 10-KSB.

PricewaterhouseCoopers LLP


Seattle, Washington
July 7, 1998